Exhibit 99.1

Spirit AeroSystems President and CEO announces

intention to retire in early 2013

WICHITA, Kan., Nov. 19, 2012 — Spirit AeroSystems [NYSE: SPR] announced today that its President and Chief Executive Officer, Jeffrey L. Turner has advised its Board of his intention to retire in early 2013, after the Board has had an opportunity to conduct a search for and hire a new CEO.  Turner will continue to serve as President and CEO until his successor takes office.

The Board convened a special CEO search committee comprised of Spirit Board members Robert Johnson, Tawfiq Popatia, Francis Raborn, Paul Fulchino and Ronald Kadish to begin the CEO search process, targeting qualified internal and external candidates.

“I decided to inform the Board of Directors of my intention to retire in early 2013 to ensure adequate time to find a suitable replacement, and allow for an effective handover of duties,” said Jeff Turner, adding “I am proud of the great Company we have formed, the growth we have achieved since 2005 and the solid opportunities for the future. I am now looking forward to the next phase in my life, and handing over the reins to a new CEO to take Spirit forward.”

Robert Johnson, Chairman of the Board, expressed the Board’s appreciation for Jeff Turner’s distinguished leadership and contributions as President and CEO of Spirit AeroSystems. Johnson added, “Jeff was instrumental in the formation of Spirit seven years ago, and its strategic global growth as a public company since that time. The Board of Directors looks forward to working with Jeff as we select a new CEO and begin a comprehensive succession.”

On the web: http://www.spiritaero.com

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Contact:	Coleen Tabor, Investor Relations, (316) 523-7040
Ken Evans, Corporate Communications, (316) 523-4070

About Spirit AeroSystems, Inc.

Spirit AeroSystems, with headquarters in Wichita, Kan., USA, is one of the world’s largest non-OEM designers and manufacturers of aerostructures for commercial aircraft. In addition to its Wichita and Chanute facilities in Kansas, Spirit has locations in Tulsa and McAlester, Okla.; Kinston, N.C.; Nashville, Tenn; Prestwick, Scotland; Preston, England; Subang, Malaysia; and Saint-Nazaire, France. In the U.S., Spirit’s core products include fuselages, pylons, nacelles and wing components. Additionally, Spirit provides aftermarket customer support services, including spare parts, maintenance/repair/overhaul, and fleet support services in North America, Europe and Asia. Spirit Europe produces wing components for a host of customers, including Airbus.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements concerning future business operations. Actual results or circumstances may vary materially from those indicated or implied in this press release as a result of certain risks and uncertainties, including our ability to continue to grow our business and execute our growth strategy, including the timing, execution, and profitability of new programs; our ability to perform our obligations and manage costs related to our new commercial and business aircraft development programs and the related recurring production; margin pressures and the potential for additional forward-losses on aircraft development programs; the accuracy or completeness of our assessment of damage and costs of restoration and recovery from the severe weather event that hit our Wichita, Kan. facility on April 14, 2012; as well as other risks and uncertainties, including but not limited to those detailed in Spirit AeroSystems Holdings, Inc. Securities and Exchange Commission filings.